Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

November 15, 2021

Citizens Financial Group, Inc.,

One Citizens Plaza,

Providence, Rhode Island 02903.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 348,468 shares (the “Securities”) of common stock, par value $0.01 per share, of Citizens Financial Group, Inc., a Delaware corporation (the “Company”), issuable upon exercise and settlement, as applicable, of equity awards previously granted under the JMP Group LLC Amended and Restated Equity Incentive Plan (the “JMP Legacy Plan”), which convert into equity awards of the Company in accordance with the terms of an Agreement and Plan of Merger, dated as of September 8, 2021, by and among the Company, Jolt Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, and JMP Group LLC, a Delaware limited liability company (the “Merger Agreement”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the registration statement on Form S-8 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the JMP Legacy Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the JMP Legacy Plan, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Citizens Financial Group, Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP